TO THE HOLDERS OF COMMON STOCK
OF CAPSTEAD MORTGAGE CORPORATION:


                  OFFER TO PURCHASE UP TO 10,000,000 SHARES OF
                                 COMMON STOCK OF
                          CAPSTEAD MORTGAGE CORPORATION
                     AT A PURCHASE PRICE OF $4.55 PER SHARE


          THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE
             ON JANUARY 14, 2000, AT 5:00 P.M., NEW YORK CITY TIME,
                          UNLESS THE OFFER IS EXTENDED


         Capstead Mortgage Corporation, a Maryland corporation ("Capstead") offers to purchase up to 10,000,000 shares of the common stock, $0.01 par value per share, of Capstead (the "Common Stock") at a purchase price of $4.55 per share (the "Purchase Price"), net to the seller in cash, without interest. Shares must be tendered on the terms and subject to the conditions set forth in this document and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). All shares properly tendered and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions.

         Capstead reserves the right, in its sole discretion, to purchase more than 10,000,000 shares pursuant to the Offer. Shares not purchased because of the proration provisions will be returned. See "Procedure for Tendering Shares."

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "CERTAIN CONDITIONS OF THE OFFER."

         Tendering holders of Common Stock will not be obligated to pay brokerage commissions, solicitation fees, or, subject to the terms and conditions of the Offer, stock transfer taxes on the purchase of shares of Common Stock by Capstead. However, any tendering stockholder or other payee required to complete a Letter of Transmittal who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the Letter of Transmittal may be subject to a required tax withholding of 31% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. Capstead will pay all charges and expenses of Norwest Bank Minnesota, N.A. (the "Depositary"), PaineWebber Incorporated (the "Dealer Manager") and Corporate Investor Communications, Inc. (the "Information Agent") incurred in connection with the Offer.

         Tenders pursuant to the Offer may be withdrawn at any time prior to January 14, 2000, the expiration date of the Offer (including any extensions, the "Expiration Date") and if not yet accepted for payment, after February 7, 2000.

         The Common Stock is listed for trading on the New York Stock Exchange under the symbol "CMO." On December 7, 1999, the most recent practicable date prior to the announcement of the Offer, the closing per share sales price of the Common Stock, as reported on the NYSE composite tape, was $3.75. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See "Price Range of Common Stock; Dividends."

         THE BOARD OF DIRECTORS OF CAPSTEAD HAS APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO,

HOW MANY SHARES TO TENDER. NONE OF CAPSTEAD, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY CAPSTEAD OR ITS BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATIONS. DIRECTORS AND EXECUTIVE OFFICERS OF CAPSTEAD HAVE AGREED NOT TO PARTICIPATE IN THE OFFER.

         YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO IN THIS DOCUMENT AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES PURSUANT TO THE OFFER. YOU ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OF A SALE OF COMMON STOCK PURSUANT TO THE OFFER.


                                    IMPORTANT

         Any stockholder of record desiring to tender all or any portion of his or her shares should complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to the Depositary and either mail or deliver the stock certificates for such shares to the Depositary (with all such other documents). A stockholder having shares registered in the name of a broker ("Broker") or a dealer, commercial bank, trust company or other nominee (together, "Other Nominee") must contact that Broker or Other Nominee if such stockholder desires to tender such shares. Brokers and Other Nominees may also tender shares in accordance with the Automated Tender Offer Program procedures of The Depositary Trust Company. Stockholders who desire to tender shares and whose certificates for such shares are not immediately available or whose other required documentation cannot be delivered to the Depositary by the expiration of the Offer should tender such shares by following the procedures for guaranteed delivery set forth under "Procedure for Tendering Shares."

         Questions and requests for assistance or requests for additional copies of this Offer and all related documents, may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.


                            -------------------------

                      The Dealer Manager for this Offer is:

                            PAINEWEBBER INCORPORATED

             THE DATE OF THIS OFFER TO PURCHASE IS DECEMBER 9, 1999.

                            -------------------------

                                TABLE OF CONTENTS


Section                                                                                                        Page
-------                                                                                                        ----
SUMMARY  .......................................................................................................(i)

1.       Number of Shares; Proration; Extension of the Offer .....................................................1

2.       Background and Purpose of the Offer; Sale of New Preferred Stock to Fortress; Proposed Transactions with
         Fortress; Investment Strategy............................................................................3

3.       Tenders by Holders of Fewer than 100 Shares-- "Odd Lots" ................................................7

4.       Procedure for Tendering Shares...........................................................................7

5.       Withdrawal Rights.......................................................................................11

6.       Purchase of Shares and Payment of Purchase Price........................................................12

7.       Certain Conditions of the Offer.........................................................................12

8.       Price Range of Common Stock; Dividends..................................................................14

9.       Effects of the Offer....................................................................................15

10.      Source and Amount of Funds..............................................................................15

11.      Certain Information About Capstead; General Information.................................................16

12.      Summary Unaudited Historical Financial Information......................................................19

13.      Certain Unaudited Pro Forma Financial Information.......................................................20

14.      Transactions and Arrangements Concerning the Common Stock ..............................................22

15.      Federal Income Tax Consequences.........................................................................23

16.      Certain Legal Matters; Regulatory Approvals.............................................................26

17.      Extension of the Offer Period; Termination; Amendments..................................................27

18.      Fees and Expenses.......................................................................................27

19.      Miscellaneous...........................................................................................28

20.      Additional Information..................................................................................28

                                     SUMMARY

         This general summary is provided solely for the convenience of the holders of the Common Stock and is qualified by reference to the full text and more specific details in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").


Shares to be Purchased...............................  10,000,000 shares (or such lesser number as are validly tendered) at a purchase price of $4.55 per share (the
                                                       "Purchase Price").

How to Tender Shares.................................  Stockholders of record desiring to tender shares must complete a Letter of Transmittal.  A stockholder having
                                                       shares registered in the name of a broker ("Broker") or a
                                                       dealer, commercial bank, trust company or other nominee
                                                       (together, "Other Nominee") must contact that Broker or
                                                       Other Nominee if such stockholder desires to tender such
                                                       shares.  See "Procedure for Tendering Shares."  You may
                                                       contact the Information Agent, the Dealer Manager or your
                                                       broker for assistance.

Brokerage Commissions................................  None, for stockholders of record who tender their shares directly to the Depositary.  A stockholder holding shares
                                                       through a Broker or Other Nominee is urged to consult
                                                       such Broker or Other Nominee to determine whether
                                                       transaction costs are applicable.

Stock Transfer Tax...................................  None, if payment of the Purchase Price is to the stockholder of record.

Proration............................................  If stockholders tender more shares than Capstead desires to purchase, prorationing will be necessary.  Prorationing for each stockholder properly tendering shares, other than odd lot holders, will be based on the ratio of the number of
                                                       shares properly tendered by such stockholder (and not
                                                       properly withdrawn prior to the expiration date of the
                                                       Offer) to the total number of shares properly tendered by
                                                       all stockholders, other than odd lot holders (and not
                                                       properly withdrawn prior to the expiration date of the
                                                       Offer).

Odd Lots.............................................  There will be no proration of shares tendered by any stockholder who owns of record or beneficially as of the
                                                       close of business on December 8, 1999 and who continues
                                                       to own, of record or beneficially as of the expiration date of the Offer, an aggregate of fewer than 100 shares of
                                                       Common Stock, if the stockholder tenders all shares owned
                                                       by the stockholder prior to the expiration date of the Offer and completes the section entitled "Odd Lots" in the Letter of Transmittal.  See "Number of Shares; Proration;
                                                       Extension of the Offer" and "Tenders by Holders of Fewer
                                                       than 100 Shares--Odd Lots."



                                       (i)

Expiration Date......................................  January 14, 2000, at 5:00 p.m., New York City time, unless extended to a later date at Capstead's discretion.  See
                                                       "Number of Shares; Proration; Extension of the Offer."

Payment Date.........................................  As soon as practicable after the expiration date of the Offer and acceptance of shares tendered pursuant to this Offer by
                                                       Capstead.

Position of Capstead, its Directors and the Dealer
         Manager.....................................  None of Capstead, its directors or the Dealer Manager makes any recommendation as to whether a stockholder
                                                       should tender shares pursuant to this Offer.  Each
                                                       stockholder must make the decision whether to tender
                                                       shares and, if so, how many shares to tender.  Directors and executive officers of Capstead have agreed not to
                                                       participate in the Offer.

Withdrawal Rights....................................  Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration date of the Offer and, if not yet accepted for payment, after February 7, 2000.

Sale of New Preferred Stock to Fortress..............  On December 9, 1999, Fortress Investment Corp., a real estate investment and asset management company
                                                       ("Fortress"), made an aggregate investment of $51,200,000
                                                       in Capstead through the purchase of 5,378,000 shares of
                                                       Capstead's newly-created Series C Preferred Stock and
                                                       5,378,000 shares of Capstead's newly-created Series D
                                                       Preferred Stock (collectively, the "New Preferred Stock").
                                                       In connection with the sale of the New Preferred Stock to
                                                       Fortress, effective as of December 9, 1999, Capstead's
                                                       Board of Directors (the "Board") increased the size of the
                                                       Board by two members and elected two officers of Fortress
                                                       as directors to fill the newly-created vacancies on the
                                                       Board.

Proposed Transactions with Fortress..................  On November 30, 1999, the Board authorized a Special
                                                       Meeting of Stockholders at which Capstead's stockholders
                                                       will vote upon (i) a proposed 1-for-2 reverse stock split and
                                                       (ii) a series of events (the "Proposal") contemplated by the
                                                       Supplemental Agreement (hereafter defined), the net effect of which will, if approved at the Special Meeting, result in
                                                       (a) Capstead's Board being comprised of seven members,
                                                       two of whom are employees of Fortress and two of whom
                                                       (who shall be independent directors) shall have been
                                                       nominated by Fortress and (b) Wesley R. Edens, Fortress'
                                                       Chairman and Chief Executive Officer, becoming
                                                       Capstead's Chairman and Chief Executive Officer.
                                                       Therefore, if the Proposal is approved at the Special
                                                       Meeting, Fortress will be in a position to significantly
                                                       influence the future business policies and operations of
                                                       Capstead.  Pursuant to a Supplemental Agreement to the
                                                       Stock Purchase Agreement between Capstead and Fortress


                                      (ii)

                                                       (the "Supplemental Agreement"), Fortress agreed, on or before the end of the six-month period following the date of the
                                                       Special Meeting, to acquire at least five million shares of
                                                       Common Stock through, at Fortress' option (i) open-market
                                                       purchases, (ii) the conversion of Preferred Stock or (iii) a combination thereof. If the Proposal is not approved, or
                                                       upon the occurrence of certain other events as provided in the Supplemental Agreement, Fortress will not be obligated to acquire additional shares of Common Stock and Fortress
                                                       will have the ability to resell the New Preferred Stock to
                                                       Capstead at a premium. See "Background and Purpose of Offer;
                                                       Sale of New Preferred Stock to Fortress; Proposed
                                                       Transactions with Fortress; Investment Strategy."

Investment Strategy..................................  Capstead is currently considering modifying its investment strategy to replace a portion of its existing mortgage
                                                       investments with a diversified portfolio of credit sensitive commercial and residential mortgage- backed securities, most of which are expected to be "investment grade" at the time of purchase as determined by national rating agencies.  This
                                                       proposed strategy is intended to improve the Company's
                                                       earnings prospects while providing more stability during
                                                       periods of increased interest rate volatility.  The sale or other disposition of some of the Company's mortgage
                                                       investments in order to implement this proposed strategy
                                                       could result in the recognition of a portion of the losses currently reflected in the Company's balance sheet.  There can be no assurance as to what extent, if any, this proposed strategy will be implemented and, if implemented, whether or not it will be successful in meeting Capstead's goals.


Further Information Regarding the Offer..............  Contact the Information Agent or Dealer Manager or
                                                       consult your broker.



                                      (iii)

                           OFFER TO PURCHASE FOR CASH


         Capstead Mortgage Corporation ("Capstead") invites its stockholders to tender shares of common stock, par value $0.01 per share ("Common Stock"), to Capstead at a purchase price of $4.55 per share (the "Purchase Price"), net to the seller in cash, without interest. Shares must be tendered on the terms and subject to the conditions set forth herein and in the Letter of Transmittal included herewith (which, as amended or supplemented from time to time, together constitute the "Offer").

         This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of Capstead's investments and unforeseen factors. These factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, year 2000 compliance failures, increases in costs and other general competitive factors.

1.       NUMBER OF SHARES; PRORATION; EXTENSION OF THE OFFER

         NUMBER OF SHARES TO BE PURCHASED. Upon the terms and subject to the conditions of the Offer, Capstead will purchase up to 10,000,000 shares of Common Stock, or such lesser number of shares as are properly tendered (and not properly withdrawn as provided in "Withdrawal Rights") prior to the Expiration Date (hereafter defined) at the Purchase Price, net to the seller in cash, without interest. No fees or commissions will be payable by Capstead to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described under "Fees and Expenses") for soliciting tenders of shares pursuant to the Offer. A stockholder holding shares through a broker ("Broker") or a dealer, commercial bank, trust company or other nominee (together, "Other Nominee") is urged to consult such Broker or Other Nominee to determine whether transaction costs are applicable if such stockholder tenders shares through such Broker or Other Nominee and not directly to the Depositary.

         EXPIRATION DATE. The term "Expiration Date" means 5:00 p.m., New York City time, on January 14, 2000, unless and until Capstead, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Capstead, shall expire. See "Extension of the Offer Period; Termination; Amendments" for a description of Capstead's right to extend, delay, terminate or amend the Offer. In the event of an over-subscription of the Offer as described below, shares properly tendered (and not properly withdrawn) prior to the Expiration Date will be subject to proration, except Odd Lots (as defined below). If (i) Capstead (a) increases or decreases the Purchase Price, (b) materially increases the Dealer Manager fee, or (c) increases by more than 2% of the issued and outstanding shares of Common Stock or decreases the number of shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of the change is first published, sent or given to stockholders, the Offer will be extended until the expiration of such period of ten business days. Any such change will be disseminated promptly to the stockholders in a manner reasonably designed to inform stockholders of such change. See "Extension of the Offer Period; Termination; Amendments."

         PRIORITY OF PURCHASE; PRORATION. If the number of shares validly tendered and not properly withdrawn prior to the Expiration Date is less than or equal to 10,000,000 shares (or such greater number of shares as Capstead may elect to purchase in accordance with the Offer), Capstead will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered. In the event of an over-subscription of the Offer, shares validly tendered and not properly withdrawn prior to the Expiration Date shall be purchased on a pro-rata basis, disregarding fractions that arise as a result of such prorationing, according to the number of shares tendered by each holder of Common Stock prior to the Expiration Date of the Offer; provided, however, that:

         (a) All shares tendered prior to the Expiration Date by any holder of Common Stock who owned of record or beneficially as of the close of business on December 8, 1999 and who continues to own, of record or beneficially as of the Expiration Date, an aggregate of fewer than 100 shares of Common Stock and who tenders all of such shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal shall be purchased in full, prior to the proration of shares tendered by any other holder of Common Stock; and

         (b) Capstead reserves the right, in its sole discretion, to elect to purchase any and all of the excess shares tendered; and so long as the excess number accepted by Capstead does not exceed two percent (2%) of the issued and outstanding shares of Common Stock, no extension of the Offer period and no further notice to the stockholders will be required or given. If Capstead elects to purchase excess tendered shares, but less than all of the tendered shares, then the shares tendered shall be purchased on a pro-rata basis, as described above (subject to the odd-lot exception noted in paragraph
                   (a) above).

         If proration of tendered shares is required, Capstead will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering shares, other than Odd Lot Holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders other than Odd Lot Holders. Because of the difficulty in quickly determining the number of shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure, Capstead expects that it will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately five business days after the Expiration Date.

         As described under "Federal Income Tax Consequences," the number of shares that Capstead will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the tendering stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each tendering stockholder of record the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration. A stockholder whose shares are registered in the name of a Broker or Other Nominee must contact such Broker or Other Nominee to determine whether such holder can designate the order of priority in which shares tendered are to be purchased in the event of proration and, if so, how such priority may be designated.

         INFORMATION REGARDING COMMON STOCK. The Common Stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "CMO." On December 7, 1999, the most recent practicable date prior to the announcement of the Offer, the closing per share sales price of the Common Stock, as reported on the NYSE composite tape, was $3.75. Stockholders are encouraged to obtain current market quotations of the Common Stock. See "Price Range of Common Stock; Dividends." As of December 7, 1999, the most recent practicable date prior to the announcement of the Offer, Capstead had issued and outstanding (i) 56,854,405 shares of Common Stock, (ii) options to purchase an aggregate of 1,497,577 shares of Common Stock under Capstead's stock option plans (the "Stock Option Plans") (none of which options was exercisable, as of December 7, 1999, at or below the Purchase Price) and (iii) shares of Series A and Series B Preferred Stock convertible for an aggregate of 13,442,672 shares of Common Stock (none of which shares of Series A or Series B Preferred Stock was convertible, as of December 7, 1999, on terms favorable to the holders thereof). The 10,000,000 shares that Capstead is offering to purchase in this Offer represented approximately 18% of the outstanding Common Stock as of December 7, 1999, the most recent practicable date prior to the announcement of the Offer.

         On December 9, 1999, Capstead sold to Fortress Investment Corp. ("Fortress"), 5,378,000 shares of Series C Preferred Stock and 5,378,000 shares of Series D Preferred Stock (together, the "New Preferred Stock") which are convertible, without the payment of additional consideration, into an aggregate of 10,756,000 shares of Common Stock, as described under "Background and Purpose of the Offer; Sale of New Preferred Stock to Fortress; Proposed Transactions with Fortress; Investment Strategy" below. The issuance of the New Preferred Stock (assuming full conversion thereof as of the date of issuance) resulted in immediate dilution to the holders of the Common Stock of $0.35 per share. The purchase price of the New Preferred Stock, however, was $4.76 per share, representing a 27% premium over the closing per share sales price of the Common Stock of $3.75 as reported on the NYSE composite tape, on December 7, 1999.

         MAILING OF OFFER. This Offer to Purchase and the related Letter of Transmittal (i) are being mailed to stockholders of record as of December 8, 1999 and (ii) will be furnished to Brokers and Other Nominees whose names, or the names of whose nominees, appear on Capstead's list of holders of Common Stock as of December 8, 1999 or, if applicable, who are listed as participants in a clearing agency's security position listing as of December 8, 1999.

2. BACKGROUND AND PURPOSE OF THE OFFER; SALE OF NEW PREFERRED STOCK TO FORTRESS; PROPOSED TRANSACTIONS WITH FORTRESS; INVESTMENT STRATEGY

         BACKGROUND. Capstead is a mortgage investment firm that currently earns income from investing in mortgage assets on a leveraged basis and from other investment strategies. Declining long-term interest rates throughout much of 1998 kept long-term interest rates at or below short-term interest rates for most of that year. This unfavorable interest rate environment led to significantly higher mortgage prepayment rates, which negatively impacted yields and asset valuations on most of Capstead's mortgage assets, particularly on Capstead's mortgage servicing and interest-only mortgage-backed securities portfolios. These market conditions contributed to liquidity issues for the mortgage finance industry as the availability of financing diminished for all but the highest quality mortgage assets. In response to these market conditions, Capstead reduced its mortgage asset portfolios, which included the disposition of a large portfolio of interest-only mortgage-backed securities at a substantial loss, suspended its common stock dividend for the third and fourth quarters of 1998 and sold its mortgage banking operations. During 1998, the market price of the Common Stock declined from $20.00 per share on January 1, 1998 to $4.125 per share on December 31, 1998, which represented a 45% discount to the December 31, 1998 book value per share (calculated assuming the redemption of the then outstanding preferred stock.) See "Price Range of Common Stock; Dividends."

         During 1998, twenty-four purported class action lawsuits were filed against Capstead and certain of its officers alleging, among other things, that the defendants violated federal securities laws by publicly issuing false and misleading statements and omitting disclosure of material adverse information regarding Capstead's business during various periods between January 28, 1997 and July 24, 1998. The complaints claim that as a result of such alleged improper actions, the market prices of Capstead's equity securities were artificially inflated during that time period. The complaints seek monetary damages in an undetermined amount. In March 1999 these actions were consolidated. The time by which Capstead is to respond has not yet run. Capstead believes it has meritorious defenses to the claims and intends to vigorously defend the actions. Based on available information, management believes the resolution of these suits will not have a material adverse effect on the financial position of Capstead.

         With the sale of its mortgage banking operations, Capstead's primary business currently consists of the management of a leveraged portfolio of single-family residential mortgage-backed securities issued by governmental-sponsored entities, either Fannie Mae, Freddie Mac or Ginnie Mae ("Agency Securities"). This portfolio is financed by short-term borrowings and equity. After acquiring $3.3 billion of Agency Securities during the first quarter of 1999, Capstead increased its portfolio of Agency Securities only modestly during the second and third quarters to $5.5 billion as of September 30, 1999. Capstead's leverage ratio (short-term borrowings to equity, before other comprehensive income adjustments) increased from 2.7:1 at year-end to 7.6:1 at September 30, 1999. Throughout 1999, the Common Stock has continued to trade at prices significantly below book value per share. As of December 7, 1999, the most recent practicable date prior to the announcement of the Offer, the closing per share sales price of the Common Stock, as reported on the NYSE composite tape, was $3.75, which represented a 43% discount to Capstead's estimated book value per share of $6.56 as of December 3, 1999 (calculated assuming the redemption of the outstanding preferred stock and before giving effect to the sale of the New Preferred Stock to Fortress). See "Price Range of Common Stock; Dividends."

         PURPOSE OF THE OFFER. The Board of Directors of Capstead (the "Board") believes that Capstead's financial condition and current market conditions (including the current market price of the Common Stock) make this an attractive time to repurchase a portion of its outstanding Common Stock in order to enhance stockholder value. The Board previously authorized on February 4, 1999 the repurchase of up to 6,000,000 shares of Common Stock, pursuant to which Capstead has acquired 3,600,500 shares of Common Stock through the close of business on December 8, 1999. See, "Transactions and Arrangements Concerning the Common Stock." The Offer provides to stockholders who are considering a sale of all or a portion of their Common Stock the opportunity to sell those shares without the usual transaction costs associated with open market sales, where those shares are tendered by the stockholder of record directly to Norwest Bank Minnesota, N.A. (the "Depositary"). A stockholder whose shares are held through a Broker or Other Nominee should contact such Broker or Other Nominee to determine whether transaction costs apply to any sales of Common Stock pursuant to the Offer. In addition, the Offer may give stockholders the opportunity to sell their Common Stock at prices greater than market prices prevailing prior to the announcement of the Offer. Stockholders are urged to obtain current market quotations for their shares. See "Price Range of Common Stock; Dividends." The Offer also allows stockholders to sell a portion of their shares while retaining a continued equity interest in Capstead. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in Capstead, as shown in "Certain Unaudited Pro Forma Financial Information," and thus in Capstead's future earnings and assets (subject to Capstead's right to issue additional equity securities in the future); however, stockholders should note that the issuance of the New Preferred Stock (assuming full conversion thereof as of the date of issuance) resulted in immediate dilution to the holders of the Common Stock of $0.35 per share.

         In determining whether to tender shares pursuant to the Offer, stockholders should consider the possibility that they may be able to sell their shares in the future on the NYSE or otherwise, including in connection with any subsequent sale, merger or liquidation of Capstead (none of which is currently contemplated), at a net price higher than the Purchase Price. See "Price Range of Common Stock; Dividends" and the discussion of the Fortress transaction below. Capstead can give no assurance, however, as to the price at which a stockholder may be able to sell non-tendered shares in the future.

         THE BOARD HAS APPROVED THE OFFER AND BELIEVES THAT IT PROVIDES HOLDERS OF COMMON STOCK DESIRING TO SELL SOME OR ALL OF THEIR SHARES A REASONABLE OPPORTUNITY TO DO SO AT A PREMIUM TO THE CLOSING PRICE OF THE COMMON STOCK ON DECEMBER 7, 1999. THE BOARD OF DIRECTORS OF CAPSTEAD HAS APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF CAPSTEAD, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY CAPSTEAD OR ITS BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATIONS. DIRECTORS AND EXECUTIVE OFFICERS OF CAPSTEAD HAVE AGREED NOT TO PARTICIPATE IN THE OFFER.

         SALE OF NEW PREFERRED STOCK TO FORTRESS. On December 9, 1999, Fortress made an aggregate investment of $51,200,000 in Capstead through the purchase of the New Preferred Stock. In connection with the sale of the New Preferred Stock to Fortress, effective as of December 9, 1999, the Board increased the size of the Board by two members and elected Wesley R. Edens, Fortress' Chairman and Chief Executive Officer, and Robert I. Kauffman, Fortress' President, as directors to fill the newly-created vacancies on the Board.

         PROPOSED TRANSACTIONS WITH FORTRESS. On November 30, 1999, the Board authorized a Special Meeting of Stockholders (the "Special Meeting"), at which Capstead's stockholders will vote upon (i) the approval of a recapitalization of Capstead by reclassifying each share of Common Stock into
0.5 shares of Common Stock, so as to effect a 1-for-2 reverse stock split and
(ii) a series of events (the "Proposal") contemplated by the Supplemental Agreement (hereafter defined), the net effect of which will result in (a) Capstead's Board being comprised of seven members, two of whom are employees of Fortress and two of whom (who shall be independent directors) shall have been nominated by Fortress and (b) Mr. Edens becoming Capstead's Chairman and Chief Executive Officer, as described in further detail below. If the Proposal is approved at the Special Meeting, Fortress will be in a position to significantly influence the future business policies and operations of Capstead.

         In connection with the sale of the New Preferred Stock to Fortress, Capstead and Fortress entered into a Supplemental Agreement to the Stock Purchase Agreement (the "Supplemental Agreement"). The Supplemental Agreement provides, in relevant part, as follows:

o Until the earlier to occur of (i) the approval of the Proposal at the Special Meeting and the consummation of the actions contemplated thereby, (ii) Fortress' receipt of the Put/Call Payment (defined below), (iii) the expiration of the 30 day period following the date of the Special Meeting and (iv) April 30, 2000 (the "Transition Period"), Capstead shall conduct its business only in the ordinary course, in accordance with prudent practice and consistent with past practice established in 1999 (provided that Capstead shall not enter into any new agreements or arrangements with any of its affiliates (other than its consolidated subsidiaries) or with any of its (or its subsidiaries) executive officers or directors).

o Fortress has the right to cause Capstead to purchase from Fortress all, but not less than all, of the outstanding New Preferred Stock (the "Fortress Put"), for a price equal to 103% of the original per share purchase price of such New Preferred Stock plus accrued and unpaid dividends thereon (the "Put/Call Payment") if:

         (a) the Proposal is not approved by Capstead's stockholders at the Special Meeting on or before April 30, 2000; or

         (b)      effective as of the date of the Special Meeting:

                  (i) Bevis Longstreth, Harriet E. Miers, William R. Smith, and John C. Tolleson have not resigned their positions as members of the Board; and

                  (ii) the Board has not adopted resolutions (i) reducing the number of Board members from eight to seven, (ii) appointing Mr. Edens Chairman of the Board and Chief Executive Officer of Capstead and Ronn K. Lytle Vice Chairman of the Board; and (iii) appointing three individuals to fill the vacancies on the Board created by the resignations discussed above (of whom one shall be nominated by Mr. Lytle and Paul Low (a current member of the Board) and two (who shall be independent directors) shall be nominated by Mr. Edens and Mr. Kauffman); or

         (c) during the Transition Period, Capstead shall not have conducted its business in the ordinary course (other than actions taken outside such scope at the request or with the approval of Fortress) or there shall have been a material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of Capstead, whether or not arising in the ordinary course of business (except a material adverse change directly resulting from any action taken at the request or with the approval of Fortress or a material adverse change resulting from adverse economic conditions in the industry in which Capstead operates).

o If the Proposal is not approved at the Special Meeting, Capstead can cause Fortress to sell to Capstead all, but not less than all, of the New Preferred Stock (the "Capstead Call") for the Put/Call Payment.

o The Fortress Put and the Capstead Call shall expire on the earlier to occur of 30 days following the Special Meeting and May 31, 2000.

o If at any time after the approval of the Proposal at the Special Meeting and prior to December 9, 2004, in the event of a change in control of Capstead (as defined in the Supplemental Agreement), except for certain business combinations approved by Fortress, Fortress can cause Capstead to purchase from Fortress all, but not less than all of the New Preferred Stock outstanding at such time (the "Change in Control Put") for the original per share purchase price of such New Preferred Stock plus accrued and unpaid dividends thereon.

o If the Proposal is approved at the Special Meeting, Fortress or an affiliate of Fortress will, on or before the end of the six-month period following the date of the Special Meeting, acquire no less than five million shares of Common Stock through, at Fortress' option (i) open-market purchases, (ii) the conversion of Preferred Stock or (iii) a combination thereof; provided that (a) purchases by Fortress and/or its affiliates of Common Stock through the date of the Special Meeting (which shall not exceed 3,300,000 shares) shall be considered as part of such five million shares of Common Stock and (b) Fortress' obligation to make such acquisitions shall terminate upon exercise of the Fortress Put, the Change in Control Put or the Capstead Call.

         Mr. Lytle is a party to an employment agreement with Capstead (the "Employment Agreement") which provides that Mr. Lytle may terminate his employment for Good Reason (as defined in the Employment Agreement), which includes (i) a defined Change in Control (which includes the acquisition by any person or entity of 25% or more of the combined voting power of the Common Stock) and (ii) certain changes in Mr. Lytle's duties or compensation. If Mr. Lytle terminates his employment for Good Reason, he will be entitled to lump-sum severance pay equal to three times the amount of his base salary plus an amount equal to three times the average of the two highest of his three most recent annual incentive compensation payments (the "Severance Payment"), as well as all benefits under Capstead's medical insurance, disability and health and accident plans for three years following such termination. In addition, if Mr. Lytle terminates his employment for Good Reason resulting from a Change in Control, Mr. Lytle will be entitled to receive a payment representing Mr. Lytle's damages resulting from his loss of the benefits under the Employment Agreement (without duplication) to which he would have been entitled through December 31, 2002 (December 31, 2003 if such agreement is terminated after December 31, 1999), including the loss of benefits under Capstead's pension and retirement plans. If the Proposal is adopted at the Special Meeting and Mr. Edens is made Chairman of the Board and Chief Executive Officer, Mr. Lytle will have the right to terminate the Employment Agreement for Good Reason as a result of his ceasing to serve as Chairman of the Board and Chief Executive Officer of Capstead. In addition, if Fortress becomes the owner of over 25% of the combined voting power of the Common Stock (which could occur after the Special Meeting), Mr. Lytle can also terminate the Employment Agreement for Good Reason resulting from a "Change in Control" as described above.

         DESCRIPTION OF THE NEW PREFERRED STOCK. The holders of the Series C Preferred Stock and the Series D Preferred Stock, respectively, are entitled to receive cumulative preferential cash dividends at the annual rate of $0.56 per share and $0.40 per share, payable quarterly. The New Preferred Stock ranks prior to the shares of Common Stock upon liquidation, so that in the event of any liquidation, dissolution or winding up of Capstead, the holders of the Series C Preferred Stock and Series D Preferred Stock, respectively, would be entitled to receive, before any distribution is made to holders of Common Stock, an amount equal to $6.89 and $4.76 per share, plus all accumulated and unpaid dividends. The holders of the New Preferred Stock are entitled to vote, together as a single group with the holders of the Common Stock on all matters submitted to the holders of the Common Stock. Each share of New Preferred Stock entitles its holder to one vote for each share of Common Stock into which such share of New Preferred Stock is convertible prior to the time of such vote. The holders of the Series C Preferred Stock and Series D Preferred Stock, respectively, voting separately as a class, must also approve the creation of any stock senior to such series and certain other actions that would impair such series' priority.

         The New Preferred Stock is convertible at any time into fully paid and non-assessable shares of Common Stock, at the current conversion rate. All shares of Series C Preferred Stock outstanding on December 8, 2009 shall automatically convert into fully paid and non-assessable shares of Common Stock and all shares of Series D Preferred Stock outstanding on December 8, 2005 shall automatically convert into fully paid and non-assessable shares of Common Stock. The conversion rate for the New Preferred Stock is one share of Common Stock for each share of New Preferred Stock converted, such rate being subject to adjustment from time to time to prevent dilution. Shares of the Series C Preferred Stock are redeemable at Capstead's option at any time after December 8, 2004, in whole or in part, at a price of $6.56 per share plus all accrued but unpaid dividends. Shares of the Series D Preferred Stock are redeemable at Capstead's option at any time after December 8, 2004, in whole or in part, at a price of $4.76 per share plus all accrued but unpaid dividends.

         Capstead also entered into a registration rights agreement with Fortress which provides that the holders of the New Preferred Stock may, at any time after December 8, 2000 request Capstead to effect, at its expense, up to two regis trations under the Securities Act of 1933 of at least a majority of the shares of Common Stock into which shares of New Preferred Stock are convertible ("Registrable Securities"). In addition, if Capstead proposes to register any of its securities under the Securities Act of 1933 (other than by a registration on Form S-4 or S-8, or any successor or similar forms), Capstead will use its best efforts to effect the registration under the Securities Act of 1933 of all Registrable Securities which Capstead has been so requested to register by the holders of New Preferred Stock.

         INVESTMENT STRATEGY. Capstead is currently considering modifying its investment strategy to replace a portion of its existing mortgage investments with a diversified portfolio of credit sensitive commercial and residential mortgage-backed securities, most of which are expected to be "investment grade" at the time of purchase as determined by national rating agencies. This proposed strategy is intended to improve the Company's earnings prospects while providing more stability during periods of increased interest rate volatility. The sale or other disposition of some of the Company's mortgage investments in order to implement this proposed strategy could result in the recognition of a portion of the losses currently reflected in the Company's balance sheet. There can be no assurance as to what extent, if any, this proposed strategy will be implemented and, if implemented, whether or not it will be successful in meeting Capstead's goals.

3.       TENDERS BY HOLDERS OF FEWER THAN 100 SHARES -- "ODD LOTS"

         Upon the terms and subject to the conditions of the Offer, all shares properly tendered and not withdrawn prior to the Expiration Date by persons who own of record or beneficially as of the close of business on December 8, 1999 and who continue to own, of record or beneficially as of the Expiration Date an aggregate of fewer than 100 shares of Common Stock, will be accepted before proration, if any, of the purchase of other tendered shares. Partial tenders will not qualify for this preference, and it is not available to any holder who owns of record or beneficially 100 or more shares on the Expiration Date, even though such holder has separate stock certificates for fewer than 100 shares. Any holder of Common Stock who owns of record or beneficially as of the close of business on December 8, 1999 and who continues to own, of record or beneficially as of the Expiration Date, an aggregate of fewer than 100 shares of Common Stock and who wishes to tender all such shares must complete the box captioned "Odd Lots" in the Letter of Transmittal. See "Number of Common Shares; Proration; Extension of the Offer."

         ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH UNDER "NUMBER OF SHARES; PRORATION; EXTENSION OF THE OFFER."

4.       PROCEDURE FOR TENDERING SHARES

         A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER OR OTHER NOMINEE MUST CONTACT THAT BROKER OR OTHER NOMINEE FOR INFORMATION ON HOW TO TENDER SHARES. ALL OTHER STOCKHOLDERS MUST COMPLY WITH THE PROCEDURES SET FORTH BELOW.

         TENDER PROCEDURES FOR STOCKHOLDERS OF RECORD. A Letter of Transmittal is provided for use by stockholders of record tendering shares. To tender shares properly pursuant to the Offer, a stockholder of record must (i) complete and duly execute the Letter of Transmittal (or facsimile thereof), in accordance with the instructions included within the Letter of Transmittal (together with a signature guarantee, if required, as well as any other documents required by the Letter of Transmittal) and deliver the same to the Depositary at its address set forth on the back cover of this Offer to Purchase which material must be received by the Depositary prior to 5:00 p.m. New York City time, on the Expiration Date, and (ii) either (A) deliver the stock certificate or certificates evidencing the tendered shares to the Depositary at its address set forth on the back cover of this Offer to Purchase, which certificate(s) must also be received by the Depositary prior to 5:00 New York City time, on the Expiration Date, or (B) comply with the guaranteed delivery procedures described below.

         TENDER PROCEDURES FOR BROKERS AND OTHER NOMINEES. The Depositary will establish an account with respect to the shares subject to this Offer, for purposes of the Offer, at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any Broker or Other Nominee that is a participant in the Book-Entry Transfer Facility's system may tender shares in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") to the extent it is available to such participants for the shares they wish to tender by making book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such stockholder. In order to tender shares by means of ATOP, the procedures for ATOP delivery must be duly and timely completed prior to 5:00 p.m. New York City time, on the Expiration Date. Alternatively, Brokers and Other Nominees may also complete the Letter of Transmittal and deliver shares as provided under "Tender Procedures for Stockholders of Record" above.

         DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee on the Letter of Transmittal is required: (i) if the Letter of Transmittal is signed by the stockholder(s) of record of the shares (which term, for purposes of this Section, shall include any participant in the Book-Entry Transfer Facility) whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the stockholder of record, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the stockholder of record appears on the certificate, with the signature guaranteed by an Eligible Institution.

         In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) (unless such tender is made through ATOP) and any other documents required by the Letter of Transmittal or ATOP.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND

RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         GUARANTEED DELIVERY. If a stockholder desires to tender shares of Common Stock pursuant to the Offer and the stockholder's share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

         (a)       the tender is made by or through an Eligible Institution;

         (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Capstead has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

         (c) the certificates for all tendered shares of Common Stock, in proper form for transfer (or confirmation of book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

         UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder of record should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If the Depositary is not provided with the correct taxpayer identification number, a U. S. Holder (as defined under "Federal Income Tax Consequences") also may be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain "exempt recipients" (including, among others, all corporations and certain Non-U.S. Holders (hereafter defined )) are not subject to these backup withholding and information reporting requirements. In order for a holder who is not a U.S. Holder (a "Non-U.S. Holder") to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 13 of the Letter of Transmittal.

         TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO A STOCKHOLDER FOR SHARES PURCHASED PURSUANT TO THE OFFER, SUCH STOCKHOLDER (WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH BACKUP WITHHOLDING) MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

         WITHHOLDING FOR HOLDERS WHO ARE NON-U.S. HOLDERS. Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to the Non-U.S. Holder or his agent unless (a) the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States or (b) the Non-U.S. Holder establishes to the satisfaction of Capstead and the Depositary that the sale of shares by such Non-U.S. Holder pursuant to the Offer will qualify as a "sale or exchange," rather than as a distribution taxable as a dividend, for United States federal income tax purposes. See "Federal Income Tax Consequences." In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Holder must deliver to the Depositary before payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form
4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund from the IRS of all or a portion of any tax withheld from the IRS if such Non-U.S. Holder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described under "Federal Income Tax Consequences" or is otherwise able to establish that no tax or a reduced amount of tax is due.

NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

         RETURN OF TENDERED AND UNPURCHASED SHARES. If any tendered shares of Common Stock are not purchased, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

         STOCKHOLDER INVESTMENT PROGRAM. Stockholders who participate in Capstead's Stockholder Investment Program (the "SIP") may tender shares held in the SIP by completing the box entitled "Stockholder Investment Program Shares" on the Letter of Transmittal. See Instruction 15 of the Letter of Transmittal.

         DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares of Common Stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Capstead, in its sole discretion, and its determination shall be final and binding on all parties. Capstead reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Capstead's counsel, be unlawful. Capstead also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and Capstead's interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Capstead. None of Capstead, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

         TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; CAPSTEAD'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Capstead that (a) the stockholder has a net long position in the shares of Common Stock tendered or equivalent securities at least equal to the number of shares tendered, within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act and (b) such tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares of Common Stock tendered or (y) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares of Common Stock for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the shares tendered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Capstead's acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Capstead upon the terms and conditions of the Offer.

         CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO CAPSTEAD. ANY SUCH DOCUMENTS DELIVERED TO CAPSTEAD WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

5.       WITHDRAWAL RIGHTS

         Except as otherwise provided in this Section, tenders made pursuant to the Offer are irrevocable. Shares tendered pursuant to this Offer may be withdrawn:

         o          at any time prior to the Expiration Date; or

         o          if not yet accepted for payment, after February 7, 2000.

         To be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile form in a timely manner at the appropriate address set forth on the back page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn, and, if certificates representing such shares have been delivered to the Depositary, the name of the stockholder of record of such shares, as set forth in such certificates. If the certificates have been delivered to the Depositary, the tendering holder of Common Stock must also submit the serial numbers of the particular certificates for the shares to be withdrawn, and the signature on the stockholder's notice of withdrawal must be guaranteed by an Eligible Institution, as described previously (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the ATOP procedure set forth under "Procedure for Tendering Shares," the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

         All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by Capstead in its sole discretion, and its determination shall be final and binding on all parties. None of Capstead, the Dealer Manager, the Information Agent or the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

         Withdrawals may not be rescinded, and shares properly withdrawn shall not be deemed to be duly tendered for purposes of the Offer. Withdrawn shares, however, may be re-tendered before the Expiration Date by again following the procedures described under "Procedure for Tendering Shares."

         If Capstead extends the Offer, is delayed in its purchase of shares of Common Stock or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Capstead's rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Capstead, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein.

6.       PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

         Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, Capstead will accept for payment and pay for (and thereby purchase) shares properly tendered prior to the Expiration Date. Capstead shall be deemed to have accepted for payment (and therefore purchased) shares of Common Stock that are properly tendered and not properly withdrawn (subject to the proration provisions and the other terms and conditions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of shares for payment pursuant to the Offer. That notice, subject to the provisions of the Offer, may be given at any time after the Expiration Date of the Offer.

         Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Capstead will accept for payment and pay for up to 10,000,000 shares of Common Stock (subject to increase or decrease as provided under "Number of Shares; Proration; Extension of the Offer" and "Extension of the Offer Period; Termination; Amendments") properly tendered or such lesser number of shares as are properly tendered and not properly withdrawn.

         Capstead will pay for shares purchased pursuant to the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Capstead and transmitting payment to the tendering stockholders. The Depositary will pay the tendering stockholders (other than the Depository Trust Company, which will be paid by wire transfer) for all purchased shares by check as promptly as practicable after the Expiration Date. However, in the event of proration, Capstead does not expect to be able to determine the final proration factor and pay for tendered shares until approximately five business days after the Expiration Date. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY CAPSTEAD BY REASON OF ANY DELAY IN MAKING PAYMENT. Certificates for all tendered shares not purchased , including shares not purchased due to proration, will be returned as soon as practicable after the Expiration Date or termination of the Offer to the tendering stockholder (or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered the shares), without expense to the tendering stockholder. In addition, if certain events occur, Capstead may not be obligated to purchase any shares in the Offer. See "Certain Conditions of the Offer."

         Capstead will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the Offer. However, if purchased shares are to be registered in the name of any person other than the stockholder of record, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the stockholder of record or such other person) payable on account of the transfer to such person will be deducted from the Purchase Price, unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 8 of the Letter of Transmittal.

         ANY TENDERING STOCKHOLDER OF RECORD (OR OTHER PAYEE) WHO FAILS TO COMPLETE FULLY AND SIGN THE "SUBSTITUTE FORM W-9" INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACK-UP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE "FEDERAL INCOME TAX CONSEQUENCES."

7.       CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any term of the Offer, Capstead may, at its option, terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered pursuant to the Offer, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time prior to the Expiration Date any of the following events has occurred (or shall have been determined by Capstead to have occurred) and, in Capstead's judgement and in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by Capstead) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in Capstead's reasonable judgment, could (A) materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of Capstead and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Capstead or any of its subsidiaries or materially impair the contemplated benefits of the Offer to Capstead, (B) make the acceptance for payment of, or payment for, some or all of the tendered shares illegal or otherwise restrict or prohibit consummation of the Offer or (C) delay or restrict the ability of Capstead, or render Capstead unable, to accept for payment or pay for some or all of the tendered shares;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Capstead or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Capstead's reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above;

         (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative agency, authority or tribunal on, or any event that, in Capstead's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Capstead, have a material adverse effect on Capstead's business condition (financial or other), assets, income, operations or prospects or the trading in the Common Stock, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on December 9, 1999;

         (d) a tender or exchange offer for any or all of the shares of Common Stock of Capstead (other than the Offer), or any merger, business combination or other similar transaction with or involving Capstead or any subsidiary, shall have been proposed, announced or made by any person;

         (e) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of any class of Common Stock of Capstead (other than (A) any such person, entity or group who has a Schedule 13G on file with the Commission as of December 8, 1999 relating to share ownership in Capstead and does not effect a change in filing status to Schedule 13D, or (B) the acquisition of the New Preferred Stock by

                  Fortress) or (ii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have made a public announcement reflecting an intent to acquire Capstead or any of its subsidiaries or any of their respective assets or securities otherwise than in connection with a transaction authorized by the Board;

         (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Capstead or its subsidiaries that, in Capstead's reasonable judgment, is or may be material to Capstead or its subsidiaries; or

         (g) Capstead determines that the consummation of the Offer and the purchase of shares of Common Stock may cause the Common Stock to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

         Any determination by Capstead concerning any events described in this section and any related judgment or decision by Capstead regarding the inadvisability of proceeding with the purchase of or the payment for any shares tendered shall be final and binding upon all parties. The foregoing conditions are for the sole benefit of Capstead and may be asserted by Capstead regardless of the circumstances giving rise to those conditions or may be waived by Capstead in whole or in part. Capstead's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

8.       PRICE RANGE OF COMMON STOCK; DIVIDENDS

         The shares of Common Stock are listed for trading on the New York Stock Exchange under the symbol "CMO." The following table sets forth the range of the high and low sale prices of the Common Stock on the NYSE during the past two years. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share in each of such fiscal quarters.


                                                                       STOCK PRICES
                                                                   HIGH             LOW
                                                                -----------     -----------
1997
4th Quarter.................................................... $   27.1250     $   18.9375

1998
1st Quarter.................................................... $   21.4376     $   18.6875
2nd Quarter....................................................     21.0625          8.4375
3rd Quarter....................................................      8.1250          2.5625
4th Quarter....................................................      4.5000          2.3125

1999
1st Quarter ................................................... $    6.0000     $    4.0625
2nd Quarter ...................................................      6.1250          5.3125
3rd Quarter....................................................      5.6875          3.8750
4th Quarter (through December 7, 1999).........................      4.1250          3.7500

         On December 7, 1999, the last practicable date prior to the announcement of the Offer, the closing per share sales price of the Common Stock, as reported on the NYSE composite tape, was $3.75. YOU SHOULD OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES AND CONSULT AN INDEPENDENT FINANCIAL ADVISOR.

9.       EFFECTS OF THE OFFER

         The Offer provides to stockholders who are considering a sale of all or a portion of their Common Stock the opportunity to sell those shares without the usual transaction costs associated with open market sales, where those shares are tendered by the stockholder of record directly to Norwest Bank Minnesota, N.A. (the "Depositary"). A stockholder whose shares are held through a Broker or Other Nominee should contact such Broker or Other Nominee to determine whether transaction costs apply to any sales of Common Stock pursuant to the Offer. In addition, the Offer may give stockholders the opportunity to sell their Common Stock at prices greater than market prices prevailing prior to the announcement of the Offer. Stockholders are urged to obtain current market quotations for their shares. See "Price Range of Common Stock; Dividends." The Offer also allows stockholders to sell a portion of their shares while retaining a continuing equity interest in Capstead. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in Capstead, as shown in "Certain Unaudited Pro Forma Financial Information," and thus in Capstead's future earnings and assets (subject to Capstead's right to issue additional equity securities in the future); however, stockholders should note that the issuance of the New Preferred Stock (assuming full conversion thereof as of the date of issuance) resulted in dilution to the holders of the Common Stock of $0.35 per share.

         For holders of Common Stock who do not tender shares, there is no assurance that the price of the Common Stock will not trade below the price currently being offered by Capstead pursuant to the Offer. For holders of Common Stock who do tender, there is no assurance that the trading price of the Common Stock will not increase as a result of the Offer and at some point exceed the Offer Price. Capstead believes that there will still be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares.

         Following completion of the Offer, Capstead may purchase additional shares in the open market, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to the holder of Common Stock than the terms of the Offer. Rule 13e-4 of the Exchange Act prohibits Capstead from purchasing any shares of Common Stock, other than pursuant to the Offer, until at least ten business days after the Expiration Date of this Offer. Any possible future purchases by Capstead will depend on many factors, including the market price of the Common Stock, the results of the Offer, Capstead's business and financial position, and general economic and market conditions.

         The shares are registered under the Exchange Act, which requires, among other things, that Capstead furnish certain information to its holders of Common Stock and to the Commission and comply with the Commission's proxy rules in connection with meetings of holders of the Common Stock. Capstead believes that its purchase of shares pursuant to the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

         See "Certain Unaudited Pro Forma Financial Information," herein, for pro-forma unaudited financial information showing the effects on Capstead's consolidated financial statements of Capstead's purchase of shares pursuant to the Offer.

10.      SOURCE AND AMOUNT OF FUNDS

         Assuming that Capstead purchases 10,000,000 shares in this Offer at a price of $4,55 per share, the total amount required to purchase the shares would equal $45,500,000 plus all fees and expenses applicable to this Offer. Capstead intends to pay for validly tendered shares of Common Stock, as well as for the costs and expenses of this Offer, from cash on hand, or funds generated in the ordinary course of business.

11.      CERTAIN INFORMATION ABOUT CAPSTEAD; GENERAL INFORMATION.

         This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of Capstead's investments and unforeseen factors. These factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, year 2000 compliance failures, increases in costs and other general competitive factors.

         HISTORY AND BUSINESS. Capstead Mortgage Corporation was incorporated on April 5, 1985 in Maryland and commenced operations in September 1985. The Common Stock trades on the New York Stock Exchange under the symbol "CMO." Capstead's principal offices are located at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225, and its telephone number is (214) 874-2323. Capstead's primary business currently consists of managing a leveraged portfolio of Agency Securities. This portfolio is financed by short-term borrowings and equity.

         In tandem with the investment in the Company by Fortress and other matters addressed above, Capstead is considering modifying its investment strategy to replace a portion of its existing mortgage investments with a diversified portfolio of credit sensitive commercial and residential mortgage-backed securities, most of which are expected to be "investment grade" at the time of purchase as determined by national rating agencies. This proposed strategy is intended to improve the Company's earnings prospects while providing more stability during periods of increased interest rate volatility. The sale or other disposition of some of the Company's mortgage investments in order to implement this proposed strategy could result in the recognition of a portion of the losses currently reflected in the Company's balance sheet. There can be no assurance as to what extent, if any, this proposed strategy will be implemented.

         THE EFFECT OF CHANGES IN INTEREST RATES ON CAPSTEAD'S EARNINGS AND BOOK VALUE OF ITS COMMON STOCK. Changes in interest rates may impact Capstead's earnings in various ways. Capstead's earnings currently depend, in part, on the difference between the interest received on mortgage securities and other investments backed by single-family residential mortgage loans, and the interest paid on related short-term borrowings. The resulting spread may be reduced or turn negative in a rising short-term interest rate environment. Because at the present time a substantial portion of Capstead's mortgage investments are adjustable-rate mortgage ("ARM") mortgage securities, the risk of rising short-term interest rates is generally offset to some extent by increases in the rates of interest earned on the underlying ARM loans, which reset periodically based on underlying indices (generally 6-month LIBOR and 1-year U.S. Treasury rates). Since ARM loans generally limit the amount of such increases during any single interest rate adjustment period and over the life of the loan, interest rates on borrowings can rise to levels that may exceed the interest rates on the underlying loans contributing to a lower or even negative financing spreads. At other times, declines in these indices may be greater than declines in Capstead's borrowing rates which are based on 30-day LIBOR, contributing to lower or even negative financing spreads. Capstead may invest in derivative securities ("Derivatives") from time to time as a hedge against rising interest rates on a portion of its short-term borrowings.

         Another effect of changes in interest rates is that, as long-term interest rates decrease, the rate of prepayment of the mortgage loans underlying Capstead's mortgage investments generally increases. To the extent the proceeds of prepayments on mortgage investments cannot be reinvested at a rate of interest at least equal to the rate previously earned on such investments, Capstead's earnings may be adversely affected. Prolonged periods of high prepayments can significantly reduce the expected life of Capstead's mortgage investments; therefore, the actual yields realized by Capstead can be lower due to faster amortization of purchase premiums. In addition, the rates of interest earned on Capstead's ARM investments generally will decline during periods of falling short-term interest rates as the underlying ARM loans reset at lower rates.

         Changes in interest rates also impact earnings recognized from Capstead's collateralized mortgage obligation ("CMO") investments, which have consisted primarily of interest-only mortgage securities and fixed-rate CMO residual interests backed by single-family residential mortgage loans. The amount of income that may be generated from Capstead's interest-only mortgage securities depends upon the rate of principal prepayments on the underlying mortgage collateral. If mortgage interest rates fall significantly below interest rates on the collateral, principal prepayments will increase, reducing or even taking negative Capstead's overall return on these investments. Capstead sold substantially all of its interest-only mortgage securities in connection with the restructuring during 1998 of its mortgage asset portfolios.

         CMO residual interests behave similarly to interest-only mortgage securities. If mortgage interest rates fall, prepayments on the underlying mortgage loans generally will be higher thereby reducing or even taking negative Capstead's overall returns on these investments.

         Capstead periodically sells mortgage assets. In connection with such sales, Capstead is required to recognize transactional gains and/or losses which may increase Capstead's income volatility.

         With the sale of its interest-only mortgage securities and its mortgage banking operations, Capstead significantly reduced its exposure to declining mortgage interest rates and therefore the use of Derivatives to manage this exposure has been curtailed. As a result, Capstead currently does not hold Derivatives, such as interest rate floors, to help offset the effects of falling interest rates on Capstead's mortgage asset portfolios. If Capstead modifies its investment strategy as discussed above, Capstead may re-evaluate its use of Derivatives.

          IF CAPSTEAD'S EARNINGS OR THE VALUE OF ITS MORTGAGE ASSETS ARE ADVERSELY AFFECTED BY A CHANGE IN INTEREST RATES THE BOOK VALUE OF THE COMMON STOCK MAY DECLINE.

         STOCKHOLDER LITIGATION. During 1998, twenty-four purported class action lawsuits were filed against Capstead and certain of its officers alleging, among other things, that the defendants violated federal securities laws by publicly issuing false and misleading statements and omitting disclosure of material adverse information regarding Capstead's business during various periods between January 28, 1997 and July 24, 1998. The complaints claim that as a result of such alleged improper actions, the market prices of Capstead's equity securities were artificially inflated during that time period. The complaints seek monetary damages in an undetermined amount. In March 1999 these actions were consolidated. The time by which Capstead is to respond has not yet run. Capstead believes it has meritorious defenses to the claims and intends to vigorously defend the actions. Based on available information, management believes the resolution of these suits will not have a material adverse effect on the financial position of Capstead.

         IF CAPSTEAD FAILS TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST IT WILL BE SUBJECT TO FEDERAL CORPORATE INCOME TAX. Capstead's election to be treated as a Real Estate Investment Trust (a "REIT") will be terminated automatically if Capstead fails to meet the requirements of the REIT provisions of the Internal Revenue Code (the "Code"). Qualification as a REIT requires that Capstead satisfy a variety of tests relating to its income, assets, distribution, administration and ownership. Although Capstead believes it has operated and intends to continue to operate in such a manner as to qualify as a REIT, no assurance can be given that Capstead will in fact continue to so qualify. If Capstead fails to qualify as a REIT in any taxable year, it would be subject to federal corporate income tax (including any alternative minimum tax) on its taxable income at regular corporate rates, and distributions to its stockholders would not be deductible by Capstead. In that event, Capstead would not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which Capstead's election was terminated unless certain relief provisions apply. Capstead may also voluntarily revoke its election, although it has no present intention of doing so, in which event Capstead would be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

         Distributions to Capstead's stockholders with respect to any year in which Capstead fails to qualify would not be deductible by Capstead nor would they be required to be made to such stockholders. In such event, to the extent of current and accumulated earnings and profits, any distributions to stockholders would be taxable as ordinary income and, subject to certain limitations in the Code, eligible for the dividends-received deduction for corporations. Failure to qualify as a REIT would reduce the amount of Capstead's after-tax earnings available for distribution to stockholders and could result in Capstead's incurring substantial indebtedness (to the extent borrowings are feasible), or disposing of substantial investments, in order to pay the resulting taxes.

         IMPACT OF THE YEAR 2000. Many existing computer software programs use only two digits to identify the year in date fields and, as such, could fail or create erroneous results by or at the Year 2000. Capstead utilizes a number of software systems to administer securitizations and manage its mortgage assets. In addition, Capstead utilizes vendors in various capacities and interfaces with various institutions. Capstead is exposed to the risk that its systems and the systems of its vendors and institutions it interfaces with are not Year 2000 compliant. Capstead has made investments in its software systems and applications to ensure it is Year 2000 compliant. Capstead has also taken steps to ensure that the vendors it utilizes and institutions that it interfaces with have also taken the necessary steps to become Year 2000 compliant. This process was completed in the third quarter of 1999. In addition, with the sale of the mortgage banking operations in December 1998, Capstead has built a new computer network that it believes to be Year 2000 compliant. The financial costs of becoming Year 2000 compliant for the ongoing operations of Capstead, including the construction of Capstead's new computer network, have not exceeded $600,000. Capstead believes all its systems and applications are Year 2000 compliant and has taken steps to ensure that all of the vendors it utilizes and institutions that it interfaces with have completed their compliance efforts. Nonetheless, Capstead will continue to monitor Year 2000 compliance and has drafted contingency plans for all critical processes to help ensure the impact on Capstead's operations, or that of customers or vendors will be minimized if an event of non-compliance occurs. These plans include arranging for the use of other vendors or other methodologies and processes to transact Capstead's business. The effect of any such disruption to Capstead's operations is not presently determinable.

         IF CAPSTEAD DECIDES TO MODIFY ITS INVESTMENT STRATEGY BY INVESTING IN COMMERCIAL MORTGAGE-BACKED SECURITIES, IT MAY BE EXPOSED TO ADDITIONAL RISKS AND UNCERTAINTIES. Capstead is currently considering modifying its investment strategy to replace a portion of its existing mortgage investments with a diversified portfolio of credit sensitive commercial and residential mortgage-backed securities ("CMBSs") thus providing a greater return on investment over a variety of interest rate environments than the current investment strategy. This modification of the investment strategy could necessitate a repositioning of the existing portfolio of mortgage securities, which could result in the recognition of a portion of the losses currently reflected in the Company's balance sheet. CMBSs are generally viewed as exposing an investor to greater risk of loss than residential mortgage-backed securities since such securities are typically secured by larger loans to fewer obligors than residential mortgage-backed securities. Further, the repayment of loans secured by income producing properties is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

         Commercial property values and net operating income are subject to volatility, and net operating income may be sufficient or insufficient to cover debt service on the related mortgage loan at any given time. The repayment of loans secured by income-producing properties is typically dependent upon the successful operation of the related real estate project and the ability of the applicable property to produce net operating income rather than upon the liquidation value of the underlying real estate. Even when the current net operating income is sufficient to cover debt service, there can be no assurance that this will continue to be the case in the future.

         Additionally, some commercial mortgaged properties may not readily be convertible to alternative uses if such mortgaged properties were to become unprofitable due to competition, age of the improvements, decreased demand, regulatory changes or other factors. The conversion of commercial properties to alternate uses generally requires substantial capital expenditures, which may or may not be available.

         The availability of credit for borrowers to refinance commercial mortgage loans or sell mortgaged properties will be significantly dependent upon economic conditions in the markets where such commercial mortgaged properties are located, as well as the willingness and ability of lenders to make such loans. The availability of funds in the credit markets fluctuates and there can be no assurance that the availability of such funds will increase above, or will not contract below, current levels. In addition, the availability of assets similar to the commercial mortgaged properties, and the competition for available credit, may affect the ability of potential purchasers to obtain financing for the acquisition of the commercial mortgaged properties.


         There can be no assurance as to what extent, if any, this proposed strategy to invest in CMBSs will be implemented and, if implemented, whether or not it will be successful in meeting Capstead's goals. In addition, there can be no assurance that Capstead will be able to successfully assess and monitor these risks.

12.      SUMMARY UNAUDITED HISTORICAL FINANCIAL INFORMATION

         The following summary unaudited historical financial information as of and for the two fiscal years ended December 31, 1998 and 1997 was derived from the audited consolidated financial statements and other information and data included in Capstead's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 Annual Report"), which has been filed with the Commission. The following summary unaudited historical financial information as of and for the nine months ended September 30, 1999 and 1998 was derived from the unaudited consolidated financial statements and other information and data included in Capstead's Quarterly Report on Form 10-Q for the period ended September 30, 1999, which also has been filed with the Commission. More comprehensive financial information is included in such reports, and the summary unaudited historical financial information that follows is qualified in its entirety by reference to such reports, as such reports may be amended from time to time, and all the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "Additional Information."



                                                            FOR THE YEAR ENDED                 FOR THE NINE MONTHS ENDED
                                                               DECEMBER 31,                          SEPTEMBER 30,
                                                         1998               1997               1999                1998
                                                    ---------------    ---------------   ----------------   ------------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
                                                    --------------------------------------------------------------------------
                                                                                  (UNAUDITED)
INCOME STATEMENT DATA:
  Net margin on mortgage assets and
   other investments                                $         7,623    $        77,972   $         45,017   $            6,673
  Net margin on mortgage banking operations                  11,821             59,442                  -                  907
  Other operating revenue (expense)                       (254,208)             22,532                 95            (252,467)
                                                    ---------------    ---------------   ----------------   ------------------
  Net income (loss)                                 $     (234,764)    $       159,946   $         45,112   $        (244,887)
                                                    ===============    ===============   ================   ==================
  Net income (loss) available to common shares      $     (257,106)    $       134,469   $         28,160   $        (261,631)
                                                    ===============    ===============   ================   ==================

  Per Share Data:
  Net income (loss) per common share:
   Basic                                            $        (4.22)    $          2.62   $           0.48   $           (4.30)
   Diluted                                                   (4.22)               2.35               0.48               (4.30)
  Average number of common shares outstanding:
   Basic                                                     60,948             51,257             58,787               60,786
   Diluted                                                   60,948             68,023             58,787               60,786
  Ratio of earnings to combined fixed charges
   and preferred stock dividends:
    Including CMO debt                                       0.66:1             1.24:1             1.12:1               0.57:1
    Excluding CMO debt                                       0.34:1             1.42:1             1.25:1               0.21:1

BALANCE SHEET DATA (AT END OF PERIOD):
  Mortgage securities and other investments         $     2,369,602    $     6,114,130   $      5,620,513   $        3,831,640
  CMO collateral and investments                          4,571,274          5,195,436          3,443,774            4,984,575
  Mortgage servicing rights                                       -            669,062                  -              494,355
  Total assets                                            7,100,287         12,357,515          9,137,621            9,616,229
  Short-term borrowings                                   1,839,868          7,099,706          5,097,265            3,906,855
  CMO bonds                                               4,521,324          4,309,455          3,412,512            4,931,526
  Stockholders' equity                                      680,201            888,608            607,977              705,477
  Common Stock outstanding                                   60,546             58,541             57,562               61,534
  Book value per share                              $          7.56    $         11.42   $           6.82   $             7.85

13.  CERTAIN UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma financial information separately gives effect to (i) the purchase of an aggregate of 10,000,000 shares of Common Stock pursuant to the Offer and (ii) the combined effect of the Offer and the issuance of the New Preferred Stock to Fortress, based on the assumptions described in the Notes to Unaudited Pro Forma Financial Information below, as if such transactions had occurred on the first day of each of the periods presented, with respect to statement of operations data, and on December 31, 1998 and September 30, 1999, with respect to balance sheet data. The unaudited pro forma financial information should be read in conjunction with the Summary Unaudited Historical Financial Information set forth above and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of shares pursuant to the Offer and of the issuance of New Preferred Stock to Fortress and the payment of related fees and expenses had been completed at the dates indicated.



                                                                                  FOR THE TWELVE MONTHS ENDED
                                                                                       DECEMBER 31, 1998

                                                                                    UNAUDITED PRO FORMA FINANCIAL PRESENTATIONS
                                                                    AS PREVIOUSLY   -------------------------------------------
                                                                      REPORTED            OFFER ONLY            COMBINED
                                                                    ------------         ------------         ------------

                                                                         (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
     Net margin on mortgage assets and other investments            $      7,623         $      5,131         $      7,634
     Net income (loss)                                                  (234,764)            (237,256)            (234,753)
     Net income (loss) available to common shares                       (257,106)            (259,598)            (262,258)
     Per Share Data:
         Net income (loss) per common share:
              Basic                                                 $      (4.22)        $      (5.10)        $      (5.15)
              Diluted                                                      (4.22)               (5.10)               (5.15)
     Average number of common shares outstanding:
         Basic                                                            60,948               50,948               50,948
         Diluted                                                          60,948               50,948               50,948
     Ratio of earnings to combined fixed charges and
      preferred stock dividends:
         Including CMO debt                                               0.66:1               0.66:1               0.66:1
         Excluding CMO debt                                               0.34:1               0.33:1               0.35:1

BALANCE SHEET DATA (AT END OF PERIOD):
     Total assets                                                   $  7,100,287         $  7,053,787         $  7,100,487
     Short-term borrowings                                             1,839,868            1,839,868            1,839,868
     CMO bonds                                                         4,521,324            4,521,324            4,521,324
     Stockholders' equity                                                680,201              633,701              680,401
     Common Stock outstanding                                             60,546               50,546               50,546
     Book value per share                                           $       7.56         $       8.14         $       7.47

                                                                       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                              UNAUDITED PRO FORMA FINANCIAL PRESENTATIONS
                                                               AS PREVIOUSLY  -------------------------------------------
                                                                 REPORTED            OFFER ONLY         COMBINED
                                                                ----------            ----------        ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
     Net margin on mortgage assets and other investments        $   45,017            $   43,319        $   45,024
     Net income (loss)                                              45,112                43,414            45,119
     Net income (loss) available to common shares                   28,160                26,462            24,295
     Per Share Data:
         Net income (loss) per common share:
              Basic                                             $     0.48            $     0.54        $     0.50
              Diluted                                                 0.48                  0.54              0.47
     Average number of common shares outstanding:
         Basic                                                      58,787                48,787            48,787
         Diluted                                                    58,787                48,787            59,543
     Ratio of earnings to combined fixed charges and
       preferred stock dividends:
         Including CMO debt                                         1.12:1                1.11:1            1.11:1
         Excluding CMO debt                                         1.25:1                1.24:1            1.25:1

BALANCE SHEET DATA (AT END OF PERIOD):
     Total assets                                               $9,137,621            $9,091,121        $9,137,821
     Short-term borrowings                                       5,097,265             5,097,265         5,097,265
     CMO bonds                                                   3,412,512             3,412,512         3,412,512
     Stockholders' equity                                          607,977               561,477           608,177
     Common Stock outstanding                                       57,562                47,562            47,562
     Book value per share                                       $     6.82            $     7.27        $     6.73

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

1. The OFFER ONLY unaudited pro forma financial information reflects the completion of the tender for 10 million shares of Common Stock for $4.55 per share plus costs totaling approximately $1.0 million funded out of available funds and funds generated in the ordinary course of business. Also reflected is the use of these funds which would reduce interest income by approximately $2.5 million for the year ended December 31, 1998 and $1.7 million for the nine months ended September 30, 1999 (calculated at the Federal Funds Effective Rate for overnight investments).

         No pro forma adjustments have been made to reflect costs associated with failure of the Fortress Proposal. Such costs could include some or all of the $1.0 million of estimated expenses associated with the Proposal and, if Fortress were to exercise the Fortress Put, a payment to Fortress of approximately $1.5 million (see "Proposed Transactions with Fortress").

2. The COMBINED unaudited pro forma financial information reflects the combined effect of the Offer as described above and the issuance of 10,756,000 shares of the New Preferred Stock for $51.2 million less costs totaling approximately $1.0 million. The unaudited pro forma information also includes an estimated $3.5 million of non-recurring costs that may be incurred by Capstead under the Employment Agreement upon approval of the Fortress Proposal by stockholders (see "Background and Purpose of the Offer; Sale of New Preferred Stock to Fortress; Proposed Transactions with Fortress; Investment Strategy"). Also reflected is the investment of the proceeds of the issuance, net of costs, which would increase interest income by approximately $2.5 million for the year ended December 31, 1998 and $1.7 million for the nine months ended September 30, 1999 (calculated at the Federal Funds effective rate for overnight investments).

3. Book value per Common Share is calculated assuming the redemption of Capstead's existing preferred stock and the conversion of the New Preferred Stock.

14.      TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMMON STOCK

         Capstead recently entered into a transaction with Fortress in which Capstead sold New Preferred Stock to Fortress. See "Background and Purpose of the Offer; Sale of New Preferred Stock to Fortress; Proposed Transactions with Fortress; Investment Strategy."

         On February 4, 1999, the Board authorized the repurchase of up to 6,000,000 shares of Common Stock and up to 2,000,000 shares of its $1.26 Cumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock"). As of December 8, 1999, Capstead had repurchased 3,607,500 shares of Common Stock at an average price of $5.02 per share (including transaction costs) and 538,500 shares of the Series B Preferred Stock at an average price of $11.89 per share (including transaction costs) pursuant to this repurchase program (the "Repurchase Program"), leaving 2,392,500 shares of Common Stock and 1,461,500 shares of Series B Preferred Stock available for repurchase under the Repurchase Program. In December 1998, Capstead completed a previously authorized repurchase of 1 million shares of Common Stock at an average price of $4.10 per share (including transaction costs). In early January 1999, 85,583 formerly restricted shares of Common Stock were repurchased at $4.12 per share from employees in order to assist them with meeting their federal income tax obligations resulting from the lapsing of restrictions on stock awards in connection with the December 1998 sale of the mortgage banking operations. Altogether, Capstead has repurchased 7.6% of its outstanding shares of Common Stock and 3.1% of the Series B Preferred Stock since the first share repurchases in December 1998. All such repurchased shares have been canceled and returned to authorized but unissued shares.

         Set forth in the table below is information with regard to the 575,300 shares repurchased by Capstead pursuant to the repurchase program during the past 40 business days:


            DATE                            NUMBER OF SHARES                       PRICE(1)
----------------------------           --------------------------         --------------------------
10/13/1999                                    31,000                                  3.9375
10/13/1999                                     9,000                                  3.8750
10/14/1999                                     8,800                                  3.8750
10/18/1999                                    25,000                                  3.8125
10/27/1999                                    16,800                                  3.8750
10/28/1999                                    59,500                                  3.8750
10/28/1999                                       500                                  3.7500
10/29/1999                                    52,700                                  3.9375
10/29/1999                                    19,000                                  3.8750
11/1/1999                                     15,900                                  3.9375
11/1/1999                                     18,700                                  3.8750
11/2/1999                                     92,000                                  3.9375
11/2/1999                                     20,300                                  3.8750
11/3/1999                                     19,500                                  3.8750
11/3/1999                                      5,500                                  3.8125
11/4/1999                                     68,200                                  3.9375
11/4/1999                                     25,000                                  3.8750
11/5/1999                                     15,900                                  4.0000
11/5/1999                                     25,000                                  3.9375
11/8/1999                                     20,000                                  4.0000
11/9/1999                                     27,000                                  4.0000

----------------------------------------
(1)      Exclusive of brokerage commissions

         Capstead's executive officers and directors have agreed not to participate in the Offer. As of December 7, 1999, such persons as a group (9 persons) beneficially owned an aggregate of 2,022,111 shares of Common Stock, representing approximately 3.6% of the outstanding Common Stock. Mr. Edens and Mr. Kauffman became directors of Capstead on December 9, 1999. Neither Mr. Edens nor Mr. Kauffman directly owns any securities of Capstead. However, by reason of their status as directors and executive officers of Fortress, they may be deemed to be the beneficial owners of the New Preferred Stock and the shares of Common Stock issuable upon conversion of the New Preferred Stock and any other securities of Capstead owned directly or beneficially by Fortress. Capstead has been advised that each of Mr. Edens and Mr. Kauffman disclaims beneficial ownership of the New Preferred Stock and any shares of Common Stock from time to time owned directly or beneficially by Fortress. Based on Capstead's records and on information provided to Capstead by its directors, executive officers and subsidiaries, neither Capstead, nor any associate or subsidiary of Capstead nor, to Capstead's knowledge, any of the directors or executive officers of Capstead or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Common Stock during the 40 business days prior to the date hereof, except for the sale of the New Preferred Stock to Fortress.

         Except as set forth herein, neither Capstead, nor, to Capstead's knowledge, any of its executive officers or directors, or any of the executive officers or directors of any of its subsidiaries, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to this Offer with any other person with respect to the Common Stock.

         Except as disclosed in this Offer to Purchase, Capstead does not currently have any other plans or proposals that relate to or would result in:

         o the acquisition by any person of additional securities of Capstead (other than the Repurchase Program) or the disposition of securities by Capstead (except for the Stock Option Plans);

         o extraordinary corporate transactions such as a merger, reorganization or liquidation, involving Capstead or any and all of its subsidiaries;

         o a sale or transfer of a material amount of assets of Capstead or any of its subsidiaries;

         o any change in the present Board of Directors or management of Capstead ;

         o any material change in the present dividend rate (other than consistent with past practice) or policy for indebtedness or capitalization of Capstead;

         o any other material change in Capstead's corporate structure or business;

         o any material change in Capstead's Articles of Incorporation or Bylaws or any action which may impede the acquisition of control of Capstead;

         o a class of equity security of Capstead becoming eligible for termination of registration pursuant to the Section 12(g)(4) of the Exchange Act; or

         o the suspension of Capstead's obligation to file reports pursuant to Section 15(b) of the Exchange Act.

15.      FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of certain anticipated federal income tax consequences of the Offer. This discussion is for general information only and does not address the federal income tax consequences that may be relevant to particular holders of Common Stock in light of their personal circumstances or to certain types of holders of Common Stock such as dealers in securities, insurance companies, foreign persons, financial institutions and tax-exempt entities who may be subject to special treatment under the federal income tax laws. Further, this summary assumes that shares of Common Stock are held as capital assets, generally, property held for investment, within the meaning of Section 1221 of the Code. This discussion also does not address any tax consequences under state, local or foreign laws. For purposes of this discussion, a "U.S. Holder" means a person who is (a) a citizen or resident of the United States, (b) a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created in the United States or organized under the laws of the United States or any state thereof or the District of Columbia (except, in the case of a partnership, as otherwise provided by applicable regulations), (c) an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source, or (d) a trust whose administration is subject to the primary supervision of a United States court and which has one or more of United States persons who have the authority to control all substantial decisions of the trust.

         The Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, judicial decisions and current administrative rulings and practices in effect on the date hereof. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could modify the tax consequences of this Offer. No ruling from the Internal Revenue Service with respect to the matters discussed herein has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

GENERAL CONSEQUENCES

         The tender of shares of Common Stock pursuant to the Offer will be a taxable transaction for federal income tax purposes and may be a taxable transaction under state, local or foreign tax laws as well. Under the Code, a holder of Common Stock whose shares are purchased pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the cash received and such stockholder's adjusted tax basis for his shares redeemed, if:

         (i) as a result of the sale, his stock interest in Capstead is completely terminated;

         (ii) the cash received is substantially disproportionate with respect to the selling stockholder; or

         (iii) the cash received is deemed to be not essentially equivalent to a dividend.

These tests ("the Section 302 Tests") are discussed in greater detail below. If any one of the Section 302 Tests are met, as discussed under "--Treatment as a Sale or Exchange," such gain or loss generally will be treated as a capital gain or loss if the shares of Common Stock are held as capital assets, and generally will be treated as a long-term capital gain or loss if the stockholder's holding period for such shares is more than one year.

         To determine whether the Section 302 Tests are met, there must be taken into account both (a) any shares actually owned by such holder of Common Stock and (b) any shares considered owned by such holder of Common Stock by reason of certain constructive ownership rules set forth in Sections 318 and 302(c) of the Code. Under Section 318, a holder of Common Stock generally will be treated as owning shares which he has the right to acquire under options or by the conversion or exchange of a security and shares owned (and, in some cases, constructively owned) by members of the tendering stockholder's family and by related entities such as corporations, partnerships, trusts and estates in which such stockholder, a member of his family or a related entity has an interest. If none of the Section 302 Tests are satisfied, the cash received pursuant to the Offer will be treated in the manner discussed under "--Treatment as a Dividend or Otherwise as a Distribution" as a dividend taxable as ordinary income to the extent of the current and accumulated earnings and profits of Capstead, if any.

COMPLETE TERMINATION OF INTEREST

         A holder of Common Stock who meets the requirements of the "complete termination of interest" test generally will receive sale or exchange treatment. A complete termination of stock interest of a tendering holder of Common Stock will have occurred if Capstead purchases all of his Common Stock pursuant to the Offer, and the holder of Common Stock does not own directly and is not deemed to own, under the constructive ownership rules described above, any other stock of Capstead. If the Offer is prorated, the shares that are not purchased by reason of such proration must be taken into account in determining whether a holder of Common Stock has achieved a complete termination of his interest in Capstead. If a holder of Common Stock would otherwise satisfy the complete termination requirement, but for his constructive ownership of shares held by family members, under certain circumstances the holder of Common Stock may be entitled to disregard such constructive ownership.

SUBSTANTIALLY DISPROPORTIONATE REDEMPTION

         A sale of Common Stock pursuant to the Offer, in general, will be "substantially disproportionate" as to a holder if the ratio of the outstanding voting stock of Capstead actually and constructively owned by the holder compared to all of Capstead's voting stock outstanding immediately after all sales of Common Stock pursuant to the Offer is less than 80% of the ratio of voting stock actually and constructively owned by the holder compared to all of Capstead's voting stock outstanding immediately before the sale.

         The holder's ownership of Common Stock after and before all sales of Common Stock pursuant to the Offer must also meet the 80% requirement of the preceding sentence. In addition, in order to meet the "substantially disproportionate redemption" test, a holder must immediately after the Offer own less than 50% of the total combined voting power of all Capstead's classes of stock entitled to vote.

REDEMPTION NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND

         A holder of Common Stock who meets the requirements of the "not essentially equivalent to a dividend" test generally will receive sale or exchange treatment. A redemption will be treated as "not essentially equivalent to a dividend" if, as result of the sale of Common Stock pursuant to the Offer, a holder of Common Stock has realized a "meaningful reduction" in his proportionate interest in Capstead, taking into account the constructive ownership rules. This determination depends on the facts and circumstances of each case.

         A redemption of Common Stock for cash that results in a reduction in the proportionate interest in Capstead, taking into account any constructive ownership, of a holder whose relative stock interest in Capstead is minimal and who exercises no control over corporate affairs may be regarded as a "meaningful reduction" in the holder's stock interest in Capstead. Stockholders tendering shares in this Offer should note that the change in their relative stock interest in Capstead may be affected by a proration of the Offer. Any stockholder seeking to rely on the "not essentially equivalent to a dividend" test should consult with his own tax advisor as to its application in his particular situation.

TREATMENT AS A SALE OR EXCHANGE

         If any of the Section 302 Tests described above is satisfied, the redemption will be treated as a sale or exchange. The tendering holder of Common Stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Offer (other than amounts which represent declared and unpaid dividends) and his adjusted tax basis in the redeemed shares. Amounts of cash received upon redemption of the Common Stock which represent declared and unpaid dividends will be subject to taxation in the manner discussed under "--Treatment as a Dividend or Otherwise as a Distribution" below. Different rules may apply to the determination of the adjusted tax basis of shares of stock, depending upon how the shares were acquired by the stockholder. Generally, the basis of shares is equal to their cost. However, if the shares were inherited or received by gift, special tax rules may apply.

         Such gain or loss would be long-term capital gain or loss if the holding period for the Common Stock exceeded one year. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains.

TREATMENT AS A DIVIDEND OR OTHERWISE AS A DISTRIBUTION

         If none of the Section 302 Tests described above is satisfied, then the holder of Common Stock generally will be treated as having received a distribution, measured by the amount received by the holder, that is taxable as a dividend (i.e., ordinary income), to the extent of the current and accumulated earnings and profits of Capstead, if any. This amount will not be reduced by the holder's basis in the Common Stock exchanged pursuant to the Offer, and the holder's adjusted tax basis in the tendered Common Stock will be transferred to any remaining shares of Capstead stock retained by the holder.

         If none of the Section 302 Tests is satisfied, any cash received for Common Stock pursuant to the Offer in excess of the current and accumulated earnings and profits of Capstead, as calculated for U.S. federal income tax purposes, will be treated, first as a non-taxable return of capital to the extent of, and in reduction of, the holder's tax basis for such Common Stock, and thereafter as a capital gain to the extent it exceeds the holder's tax basis. Gain recognized by a holder on Common Stock held for 12 months or less will be taxable at the short-term capital gains rate, while Common Stock held more than 12 months will be taxable at the long-term capital gains rate.

BACKUP WITHHOLDING REQUIREMENTS

         Under federal backup withholding rules, except in the case of certain exempt taxpayers, the Depositary will withhold 31% of the gross proceeds paid to a holder of Common Stock or other payee pursuant to the Offer unless the holder of Common Stock provides his tax identification number (employer identification number or social security number), certifies that such number is correct, and certifies that he is not subject to backup withholding under
Section 3406(a)(1)(C) of the Code. Each holder of Common Stock should complete fully and sign "Substitute Form W-9" included as part of the Letter of Transmittal, so as to provide the information and certifications necessary to avoid backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against the holder's federal income tax liability and may entitle the holder to a refund from the IRS, provided that the required information is furnished to the IRS. See the Letter of Transmittal and the Instructions thereto for further details.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE PURCHASE OF HIS COMMON STOCK PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY OF THE CONSTRUCTIVE OWNERSHIP RULES, THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

16.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

         Capstead is not aware of any license or regulatory permit material to Capstead's business that is reasonably likely to be adversely affected by Capstead's acquisition of shares of Common Stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority, agency, or tribunal, domestic or foreign, that would be required for the acquisition or ownership of shares by Capstead as contemplated herein. Should any such approval or other action be required, Capstead presently contemplates that such approval or other action will be sought or taken. Capstead is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Capstead's business. Capstead's obligations under the Offer to accept for payment and pay for shares are subject to certain conditions. See "Certain Conditions of the Offer."

17.      EXTENSION OF THE OFFER PERIOD; TERMINATION; AMENDMENTS

         Capstead expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth under "Certain Conditions of the Offer" shall have occurred or shall be deemed by Capstead to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. Capstead also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified under "Certain Conditions of the Offer" by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Capstead's reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Capstead must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Capstead further reserves the right, in its sole discretion, and regardless of whether any of the events set forth under "Certain Conditions of the Offer" shall have occurred or shall be deemed by Capstead to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof. In the case of an extension, such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any material change to the terms of the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which Capstead may choose to inform stockholders, except as required by applicable law, Capstead shall have no obligation to publish, advertise or otherwise communicate any such change other than by making a release to the Dow Jones News Service. If Capstead materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Capstead will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. Under these rules, the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) Capstead increases or decreases the price to be paid for shares, increases or decreases the Dealer Manager fee or increases or decreases the number of shares being sought in the Offer or, in the event of an increase in the number of shares being sought, such increase exceeds 2% of the number of outstanding shares of Common Stock, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified herein, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 am through 12:00 midnight, New York City time.

18.      FEES AND EXPENSES

         Capstead has retained PaineWebber Incorporated to act as its financial advisor, as well as the Dealer Manager, in connection with the Offer and its transactions with Fortress. In connection with the Offer, PaineWebber Incorporated will receive a transaction fee of $100,000 upon completion of the Offer and $0.05 per share tendered, as well as reimbursement of its out-of-pocket expenses incurred in connection the Offer, including the costs and expenses of its legal counsel. PaineWebber Incorporated has rendered various investment banking and other advisory services to Capstead in the past, for which it has received customary compensation, and may render similar services to Capstead in the future.

         Capstead has retained Corporate Investor Communications, Inc. to act as Information Agent and Norwest Bank Minnesota, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, facsimile, telex, telegraph and personal interviews and may request Brokers or Other Nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services.

         No fees or commissions will be payable by Capstead to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. A Stockholder holding shares through a Broker or Other Nominee is urged to consult such Broker or Other Nominee to determine whether transaction costs are applicable if such stockholder tenders shares through such Broker or Other Nominee and not directly to the Depositary. Capstead will, however, upon request, reimburse Brokers and Other Nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No Broker or Other Nominee has been authorized to act as the agent of Capstead, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. Capstead will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided under "Purchase of Shares and Payment of Purchase Price" or Instruction 8 in the Letter of Transmittal.

19.      MISCELLANEOUS

         Capstead is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Capstead becomes aware of any jurisdiction where the making of the Offer or the acceptance or purchase of the shares is not in compliance with any valid applicable law, Capstead will make a good faith effort to comply with such law. If, after such good faith effort, Capstead cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on Capstead's behalf by the Dealer Manager or one or more registered broker or dealers licensed under the laws of the jurisdiction.

         Pursuant to Rule 13e-4 promulgated under the Exchange Act, Capstead has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. The Schedule 13E-4, including the Exhibits and any amendments thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under "Additional Information" with respect to information concerning Capstead.

20.      ADDITIONAL INFORMATION

         Capstead files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by Capstead at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The filings of Capstead with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. Such filings and other information concerning Capstead also can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         THE BOARD OF DIRECTORS OF CAPSTEAD HAS APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF CAPSTEAD, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY CAPSTEAD OR ITS BOARD OF DIRECTORS TO MAKE

ANY SUCH RECOMMENDATIONS. THE DELIVERY OF THIS DOCUMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE AFFAIRS OF CAPSTEAD SINCE THE DATE OF THIS DOCUMENT OR THAT THE INFORMATION IN THIS DOCUMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS DOCUMENT.

         This Offer (i) is being mailed to stockholders of record of Common Stock as of December 8, 1999 and (ii) will be furnished to Brokers and Other Nominees whose names, or the names of whose nominees, appear on Capstead's list of holders of Common Stock as of December 8, 1999 or, if applicable, who are listed as participants in a clearing agency's security position listing as of December 8, 1999.

                        The Depositary for the Offer is:

                          NORWEST BANK MINNESOTA, N.A.


By Mail to:                               By Overnight Courier or Hand-Delivery to:
Norwest Shareowner Services               Norwest Shareowner Services
Reorganization Department                 Reorganization Department
P.O. Box 64858                            161 North Concord Exchange
St. Paul, MN  55164-0858                  South St. Paul, MN  55075



                        Telephone Number: (800) 468-9716
                     Facsimile Transmission: (651) 450-4163
           Confirm Receipt of Facsimile by Telephone: (651) 450-4110


      Any questions or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent at the following addresses and telephone numbers:

                     The Information Agent for the Offer is:

                     CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                            Carlstadt, NJ 07072-2586
                 Banks and Brokerage Firms call: (201) 896-1900
              Stockholders please call: (877) 842-2407 (toll free)

      Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone name set forth below. You may also contact your broker, dealer, commercial bank or trust company or any other nominee for assistance concerning this Offer.


                      The Dealer Manager for the Offer is:

                            PAINEWEBBER INCORPORATED

                           1285 Avenue of the Americas
                            New York, New York 10019
                                 (888) 559-8850